Exhibit 23.2
                                                to the Registration Statement




                          CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference of our report on the consolidated balance sheets of Celutel, Inc. and Subsidiaries as of April 30, 1993 and 1992, and the consolidated statements of operations, changes in shareholders' deficit and cash flows for the years ended April 30, 1993, 1992 and 1991, included in the report on Form 8-K of Century Telephone Enterprises, Inc. (Century), dated October 8, 1993, into the registration statement on Form S-3 of Century dated March 30, 1994. We also consent to the reference to our firm under the caption "Experts."


     /s/ Coopers & Lybrand
      Coopers & Lybrand

     Washington, D.C.
     March 30, 1994